UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(D) Of
The Securities Exchange Act of 1934

DATE OF EARLIEST EVENT REPORTED: December 20, 2013
DATE OF REPORT: December 20, 2013

GENERATION ZERO GROUP, INC.
(Exact Name of Registrant As Specified In Its Charter)

NEVADA	333-146405	20-5465816
(State or Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

13663 PROVIDENCE ROAD,
SUITE #253
WEDDINGTON, NC  28104
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(470) 809-0707
(REGISTRANT'S TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed by Generation Zero Group, Inc. (the “Company”, “we” and “us”), effective on February 12, 2013, Geronimo Property Trust (“Geronimo”) filed a lawsuit against the Company, MedicalWork, LLC (our former wholly-owned subsidiary, “MedicalWork”) and StaffMD, Inc. (“StaffMD”, an entity owned by Jeffrey Sisk) in the Superior Court of Fulton County, Georgia (the “Court”)(File No. 2013CV227180), alleging breach of contract by the Company and MedicalWork, due to the Company’s and MedicalWork’s alleged failure to repay a $250,000 secured note entered into by MedicalWork and the Company (the “Geronimo Note”) in connection with the Company’s February 2011 acquisition of StaffMD from Mr. Sisk to merge StaffMD into MedicalWork (which entity was later bought back by Mr. Sisk); unjust enrichment against MedicalWork and StaffMD; fraud against the Company due to alleged breaches of representations made by the Company (which claim was subsequently withdrawn); and seeking recovery of damages and attorneys’ fees.

The Company subsequently filed an answer to the lawsuit, denying Geronimo’s claims, disputing substantially all of Geronimo’s allegations as untrue, and asserting counterclaims against Geronimo, which asserted counterclaims against Geronimo were subsequently withdrawn voluntarily by the Company.

On December 20, 2013, the Company received notice that effective December 13, 2013, the Court approved Geronimo’s Motion for Summary Judgment and ordered the Company to pay Geronimo $386,950 plus post-judgment interest at the rate of $167 per day until the judgment is paid, which amount includes principal and accrued interest on the Geronimo Note, pre-judgment interest and attorney’s fees.

Pursuant to the terms of the December 2011 Assignment of Membership Interest Agreement, Jeffrey Sisk has agreed to indemnify the Company from all costs and damages associated from any claims or judgment associated with the Geronimo Note and has further pledged 500,000 shares of our common stock held by Mr. Sisk as collateral for such indemnification obligation.  Notwithstanding the approval of Geronimo’s Motion for Summary Judgment, the outstanding claims between Geronimo, MedicalWork and StaffMD remain pending.

The Company has thirty days to appeal the assessed judgment, and is currently evaluating its options.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENERATION ZERO GROUP, INC.

Date: December 27, 2013	By: /s/ Richard M. Morrell
Richard M. Morrell
Chief Executive Officer